Exhibit 8.1
HUNTON & WILLIAMS LLP
RIVERFRONT PLAZA, EAST TOWER
951 EAST BYRD STREET
RICHMOND, VIRGINIA 23219-4074
TEL      804 • 788 • 8200
FAX      804 • 788 • 8218
August 24, 2006
Winston Hotels, Inc.
2626 Glenwood Avenue, Suite 200
Raleigh, North Carolina 27608
Winston Hotels, Inc.
Qualification as
Real Estate Investment Trust
Ladies and Gentlemen:
     We have acted as counsel to Winston Hotels, Inc., a North Carolina corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-3 filed with the Securities and Exchange Commission (“SEC”) on October 2, 2003 (File No. 333-109406), and declared effective by the SEC on October 21, 2003 (the “Registration Statement”), with respect to the offer and sale of up to $200,000,000 of the common stock, preferred stock, and debt securities of the Company, and the offer and sale pursuant to the Registration Statement of up to 2,760,000 shares of the common stock, par value $0.01 per share (the “Common Stock”), of the Company (the “Offering”). You have requested our opinion regarding certain U.S. federal income tax matters.
     The Company, through WINN Limited Partnership, a North Carolina limited partnership (the “Operating Partnership”), and several subsidiary joint ventures (the “Joint Ventures”), currently owns interests in 52 hotel properties. The Operating Partnership and the Joint Ventures lease (1) 44 of the hotels to Barclay Hospitality Services Inc. (“Barclay”) and Barclay Holding, Inc. (“Barclay Holding” and, together with Barclay, the “TRS Lessees”), (2) four hotels to four joint ventures in which the TRS Lessees own minority interests, and (3) one hotel to a joint venture in which the TRS Lessees own a majority interest (collectively, the “JV Lessees”), all pursuant to lease agreements (the “Leases”). The remaining three hotels are owned by Joint Ventures and are not operated under lease agreements. Alliance manages 39 of the hotels; Marriott International manages six of the hotels; Concord Enterprises Company

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August 24, 2006

manages three of the hotels; and each of Noble Investment Group, Ltd., GHG-Stanley Management, LLC, New Castle Hotels, Inc., and Promus Hotels, Inc., an affiliate of Hilton Hotels Corporation, manages one hotel, all pursuant to management agreements with the TRS Lessees (collectively, the “Management Agreements”). The Company also originates and acquires interests in mortgage loans and mezzanine loans. The Company and Barclay jointly made an election to treat Barclay as a taxable REIT subsidiary of the Company under Code section 856(l) effective as of January 1, 2001. The Company and Barclay Holding jointly made an election to treat Barclay Holding as a taxable REIT subsidiary of the Company effective as of April 15, 2006. Barclay Holding owns 100% of the stock of Barclay and owns interests in the JV Lessees.
     In giving the opinions set forth below, we have examined the following:
1. the Company’s Restated Articles of Incorporation, as filed with the Secretary of State of the State of North Carolina on August 2, 1999 (the “Articles of Incorporation”);
2. the Articles of Amendment to the Articles of Incorporation, dated as of August 3, 2005, setting forth the terms of the Series B Preferred Stock of the Company;
3. the Company’s Amended and Restated Bylaws;
4. the Registration Statement and the prospectus dated October 21, 2003 (the “Prospectus”) and the prospectus supplement dated August 18, 2006 (the “Prospectus Supplement”) contained as part of the Registration Statement;
5. the Second Amended and Restated Agreement of Limited Partnership of the Operating Partnership, dated as of July 11, 1997 (the “Operating Partnership Agreement”), among the Company, as general partner, and several limited partners, as amended by Amendment No. 1 dated September 11, 1997, Amendment No. 2 dated December 31, 1997, Amendment No. 3 dated September 14, 1998, Amendment No. 4 dated September 14, 1999, Amendment No. 5 dated January 1, 2002, Amendment No. 6 dated April 2, 2002, Amendment No. 7 dated October 10, 2003, and Amendment No. 8 dated February 24, 2004;
6. the partnership agreements, operating agreements, or joint venture agreements (together with the Operating Partnership Agreement, the “Partnership Agreements”) of the Joint Ventures;
7. the Leases;
8. the Management Agreements;

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9. the taxable REIT subsidiary elections for Barclay and Barclay Holding; and
10. such other documents as we have deemed necessary or appropriate for purposes of this opinion.
     In connection with the opinions rendered below, we have assumed generally that:
1. Each of the documents referred to above has been duly authorized, executed, and delivered; is authentic, if an original, or is accurate, if a copy; and has not been amended.
2. Each partner (a “Partner”) of the Operating Partnership and the Joint Ventures (together, the “Partnerships”), other than the Company, that is a corporation or other entity has a valid legal existence.
3. Each Partner has full power, authority, and legal right to enter into and to perform the terms of the applicable Partnership Agreement and the transactions contemplated thereby.
4. During its 2006 taxable year and subsequent taxable years, the Company has operated and will continue to operate in such a manner that makes and will continue to make the representations contained in a certificate, dated the date hereof and executed by a duly appointed officer of the Company (the “Officer’s Certificate”), true for such years.
5. The Company will not make any amendments to its organizational documents or the organizational documents of the Partnerships after the date of this opinion that would affect its qualification as a real estate investment trust (“REIT”) for any taxable year.
6. No action will be taken by the Company, Winston Manager Corporation, a qualified REIT subsidiary of the Company, the Partnerships, Barclay, or Barclay Holding after the date hereof that would have the effect of altering the facts upon which the opinions set forth below are based.
     In connection with the opinions rendered below, we also have assumed the correctness of the factual representations contained in the Officer’s Certificate. After reasonable inquiry, we are not aware of any facts inconsistent with the representations set forth in the Officer’s Certificate. Furthermore, where such factual representations involve terms defined in the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury regulations thereunder (the “Regulations”), published rulings of the Internal Revenue Service (the “Service”), or other relevant authority, we have reviewed with the individuals making such

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August 24, 2006

representations the relevant provisions of the Code, the applicable Regulations and published administrative interpretations thereof.
     Based on the documents and assumptions set forth above, the representations set forth in the Officer’s Certificate, and the discussions in the Prospectus under the caption “Federal Income Tax Consequences of Our Status as a REIT” and in the Prospectus Supplement under the caption “Additional Federal Income Tax Consequences” (which are incorporated herein by reference) we are of the opinion that:
(a) the Company qualified to be taxed as a REIT pursuant to sections 856 through 860 of the Code for its taxable years ended December 31, 1997 through December 31, 2005, and the Company’s organization and current and proposed method of operation will enable it to continue to qualify as a REIT for its taxable year ending December 31, 2006, and in the future; and
(b) the descriptions of the law and the legal conclusions contained in the Prospectus under the caption “Federal Income Tax Consequences of Our Status as a REIT” and in the Prospectus Supplement under the caption “Additional Federal Income Tax Consequences” are correct in all material respects and the discussions thereunder fairly summarize the federal income tax considerations that are likely to be material to a holder of the Common Stock.
     We will not review on a continuing basis the Company’s compliance with the documents or assumptions set forth above or the representations set forth in the Officer’s Certificate on a continuing basis. Accordingly, no assurance can be given that the actual results of the Company’s operations for its 2006 and subsequent taxable years will satisfy the requirements for qualification and taxation as a REIT.
     The foregoing opinions are based on current provisions of the Code and the Regulations, published administrative interpretations thereof, and published court decisions. The Service has not issued Regulations or administrative interpretations with respect to various provisions of the Code relating to REIT qualification. No assurance can be given that the law will not change in a way that will prevent the Company from qualifying as a REIT.
     The foregoing opinions are limited to the U.S. federal income tax matters addressed herein, and no other opinions are rendered with respect to other federal tax matters or to any issues arising under the tax laws of any other country, or any state or locality. We undertake no obligation to update the opinions expressed herein after the date of this letter. This opinion letter is solely for the information and use of the addressee and the holders of the Common Stock (except as provided in the next paragraph), and it speaks only as of the date

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hereof. Except as provided in the next paragraph, this opinion letter may not be distributed, relied upon for any purpose by any other person, quoted in whole or in part or otherwise reproduced in any document, or filed with any governmental agency without our express written consent.
     We hereby consent to the filing of this opinion as an exhibit to the Company’s current report on Form 8-K with respect to the Offering. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder by the SEC.
Very truly yours,
/s/ Hunton & Williams LLP
03352/01655